Ex 10.17

CONSULTANCY AGREEMENT

This Amended Agreement is entered into by and between:

xG Technology, Inc. a company organized under the laws of Delaware having its principal place of business at 240 S. Pineapple Ave., Sarasota, FL 34236 as duly represented by Roger G. Branton (hereafter "xG Technology ").

and

Wennberg Industries Consulting AB, Org nr: 556617-7027 with its registered mailing address at Emblavagen 4, 182 67 Djursholm, Sweden, as duly represented herein by Mr. Mats Wennberg ("Consultant").

WHEREAS, in order to maximize its sales network for xG Technology’s products in USA and international markets (the “Territory”), xG Technology desires to engage the services of a consultant with significant experience in the wireless technology sector in the Territory;

Now therefore, the parties hereby agree as follows:

1.	DUTIES

The “Duties” in this Agreement may be performed by Mr. Mats Wennberg or any other employee as the Consultant or an under-consultant with corresponding experience.

The duties are as follows: The Consultant will provide advisory services and participate in meetings and or conference calls when needed and deemed appropriate. The nature of the calls will be sales and operational and in this role the Consultant will report to the Chief Executive Officer.

xG Technology understands that the Consultant has other client assignments (not competitive) and that the Consultant cannot be full-time. The duties shall normally be performed during 1 – 1,5 days per week during the term of the agreement, although be accessible 24/7.

The foregoing duties shall be reviewed from time-to-time by the parties and may be modified by their mutual agreement.

2.	COMPENSATION
2.1	xG Technology shall pay Consultant, in full and exclusive compensation for the duties performed under this Agreement, the amount of: SEK 50,000 to be paid out monthly on a pro rata basis.

Additional compensation may be paid out after prior written mutual agreement.

2.2	xG Technology shall, in addition, reimburse Consultant for reasonable expenses of travel, lodging, phone calls and other necessary and reasonable expenses incurred by Consultant in the performance of this Agreement, provided that such expenses are supported by original receipts and other supporting documentation and that Consultant obtains the written authorization of xG Technology prior to incurring such expenses.

2.3	All amounts provided to Consultant under this Agreement shall be made payable by bank transfer or by check in Consultant’s name and sent to Consultant at the address set forth above within thirty (30) days from receipt by xG Technology of an invoice for said services which xG shall review and approve is acceptable.

2.4	Consultant acknowledges and agrees that the amounts received under this Agreement are gross of any taxes, fees and levies of any nature whatsoever, imposed by any authority with jurisdiction over any amounts received by Consultant under this Agreement. Consultant will be solely responsible for the payment of any and all such taxes, fees, levies and similar impositions.

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3.	CONFIDENTIALITY
3.1	Any information acquired by Consultant, its employees, agents contractors, representatives and shareholders, at anytime prior to or during the course of this Agreement, from xG Technology concerning existing or contemplated products, services, processes, techniques, know-how or data identified as confidential by xG Technology, and any information, data, and devices developed in the course of performing the activities described in this Agreement (hereafter, "Confidential Information") are or shall be the property of xG Technology and shall be maintained in confidence by Consultant. Consultant shall not use Confidential Information without xG Technology’s written consent, except as necessary to perform the activities described in this Agreement.

3.2	Upon the termination of this Agreement for any reason, Consultant shall, upon xG Technology’s request, return to xG Technology all data, information and materials of any kind which constitute Confidential Information, as such term is defined in this Agreement, as well as all copies, adaptations and independent compilations thereof made by Consultant or otherwise in Consultant's possession; provided that Consultant may retain copies or originals of such documents as may be required by national, state and local laws and regulations.

4.	IDEAS/ASSIGNMENT

4.1	All ideas, inventions, improvements or suggestions, whether or not patentable, (hereafter, "Ideas") resulting directly or indirectly from the performance of the activities described in this Agreement, including conversations with xG Technology shall belong to xG Technology. Consultant, its employees, agents contractors, representatives and shareholders, agrees to disclose and assign to xG Technology such Ideas, whether made alone or in conjunction with others. Consultant, its employees, agents contractors, representatives and shareholders, further agrees to render such assistance as xG Technology may require to perfect such assignments and to publish, patent or protect the Ideas in any patent office or in litigation for reasonable compensation based on the then prevailing hourly rate for such services during the term of this Agreement and thereafter.

4.2	Ideas not resulting from the performance of the activities described in this Agreement shall remain the property of Consultant and shall not be disclosed to xG Technology in the absence of a separate agreement specifically pertaining to such disclosure. All Ideas disclosed by Consultant to xG Technology in the absence of such agreement may be used by xG Technology for any purpose and without additional compensation.

5.	COPYRIGHT PROTECTED MATERIALS

Copyright protected materials that are developed by Consultant, its employees, agents contractors, representatives and shareholders, prior to or in the course of performing the activities described in this Agreement (the "Protected Materials") shall be deemed as works made for hire and shall be the property of xG Technology unless applicable law requires otherwise. Consultant hereby assigns the Protected Materials to xG Technology and agrees to sign and deliver to xG Technology any documents required to complete such assignment. Should applicable law preclude xG Technology’s ownership of the Protected Materials, Consultant hereby grants to xG Technology an unlimited, perpetual and royalty free license to use, reproduce and distribute the Protected Materials and agrees to sign and deliver to xG Technology any documents required to complete such license.

6.	WARRANTIES AND COVENANTS

6.1	Consultant represents and warrants that Consultant has full right and authority to enter into this Agreement.

6.2	Consultant represents and warrants that there are no outstanding obligations or agreements which are inconsistent or in conflict with the execution or performance of the activities described in this Agreement.

6.3	Consultant further warrants and agrees that Consultant does not at present and will not during the term of this Agreement and for at least twelve months thereafter serve as a researcher, consultant or advisor for others regarding any of the areas involved in this Agreement or with regard to projects upon which xG Technology is working and of which Consultant has knowledge, or enter into any other agreements or contractual obligations, express or implied, inconsistent or in conflict with any of the terms of this Agreement.

7.	TERM AND TERMINATION

7.1	This Agreement shall become effective as of September 1, 2005 (“Effective Date”), unless terminated sooner as provided herein. Consultant shall not incur any liability for actions undertaken on behalf of xG prior to the Effective Date of this agreement.

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7.2	This Agreement shall continue in effect for twelve (12) months from its Effective Date and thereafter be renewed for successive periods of twelve (12) months if not terminated according to clause 7.3 below.

7.3	Either party may terminate this Agreement with or without cause upon thirty (30) days prior written notice to the other party.

7.4	In the event of early cancellation or termination of this Agreement for any reason, xG Technology shall pay Consultant pro-rata for the services rendered until such cancellation or termination, and Consultant shall refund xG Technology pro-rata any amounts it may have received in advance for services still to be rendered after such cancellation or termination, as the case may be.

8.	MISCELLANEOUS

8.1	Consultant shall be deemed to be an independent contractor for all purposes. Neither Consultant nor any agent, representative or employee of Consultant shall be considered an agent, representative or employee of xG Technology for any purpose.

8.2	This Agreement constitutes the only contract or understanding between the parties hereto or between any party hereto and any named or unnamed participant in the activities contemplated by this Agreement, relating to the subject matter of this Agreement. No amendments, changes, extensions or modifications to this Agreement shall be valid and binding except if in writing and signed by the parties hereto. This Agreement may be signed in one or more counterpart copies all of which together shall constitute one Agreement and each of which may equally evidence this Agreement.

8.3	This Agreement shall be construed and interpreted under and in accordance with the substantive laws of the State of Florida. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The English language shall be used in any and all arbitral proceedings. The place of arbitration shall be Geneva, Switzerland.

8.4	Except as explicitly permitted in this Agreement, Consultant may not incur any liability on xG Technology’s behalf nor bind xG Technology to any contractual or payment obligation without the prior written consent of xG Technology.

8.5	The official text of this Agreement shall be in the English language. Should the parties sign or execute a version of this Agreement in another language, any interpretation or construction thereof shall be based solely on the English language text.

8.6	All notices, demands, requests, submissions, reports or any other communications permitted or required to be given under this Agreement shall be sent to the parties at the addresses indicated on the first page of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.

xG Technology, Inc.

By:	/s/ Roger G. Branton
Roger G. Branton

Date:

Consultant

I have read and understood the above and agree to all the terms of this Agreement.

Wennberg Industries Consultant AB

By:	/s/ Mats Wennberg

Date	28/2/2010

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